Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333‐257071 and 333-233679 on Form S‐8 and Registration Statement Nos. 333‐254149, 333‐233677, and 333‐215602 on Form S‐3 of our report dated March 9, 2023, relating to the financial statements of Amplify Energy Corp. and the effectiveness of Amplify Energy Corp.’s internal control over financial reporting appearing in this Annual Report on Form 10‐K for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 9, 2023